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News Announcement
             IntegraMed(R)'s Vein Clinics Segment to Open "Enhanced"
                  Vein Clinic in Columbia, Maryland in Mid 2010

  - Clinic to Utilize Interventional Radiology to Expand Scope of Treatments -

PURCHASE, NY -- January 8, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the nation's leading manager of specialty outpatient healthcare facilities in the emerging, technology-focused medical niches of fertility and vein care, today announced plans to open a new vein clinic in Columbia, Maryland in mid 2010. The clinic, the company's 35th vein clinic, will add interventional radiology (IR) treatments to the full range of vein treatments provided at existing IntegraMed vein clinics, enabling patients to undergo a host of additional procedures. The new center will be led by Dr. Scott Buckner, a board-certified Interventional Radiologist. Jay Higham, President and Chief Executive Officer of IntegraMed, commented, "We are excited with the prospect of bringing interventional radiology capabilities to our vein care business so that we can target a broader array of vein related conditions or disease throughout the body. We have completed extensive research on the IR market opportunity and find it to be an attractive addition to our vein care practice. There are also potential synergies with our fertility practices and consumer services affiliates, as IR is utilized in procedures such as uterine fibroid embolization, gonadal embolization and fallopian tube recannalization. Importantly, we think our patients will benefit from the center's expanded capabilities, technology and top level patient care." IR is a subspecialty of radiology in which minimally invasive treatment or diagnostic procedures are performed using small catheters inserted into the body which are directed by external image guidance using live, intensified X-ray image produced by a Fluoroscope or "C-Arm." The treatments, which require a highly skilled, board-certified Interventional Radiologist and state of the art equipment and imaging, address a broader array of procedures in new treatment areas including gynecology and urology. With IR techniques, Dr. Buckner and his team will be able to assess and non-surgically treat diseases at their source - via the venous system. This approach offers patients lower risk, less pain and reduced recovery time compared to invasive surgeries, and patients are often able to return to home or work the same day. Dan Doman, President of the Vein Care division, added, "The Columbia vein clinic requires a board-certified interventional radiologist, a larger medical staff, a larger footprint and specialized equipment such as a C-Arm. We believe these incremental investments will be more than offset by the additional base of patients, procedures and referral sources that this capability can provide. We look forward to rolling-out this concept in new and existing markets and view Columbia as an ideal opportunity to review and refine the strategy."

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein care clinics in the United States. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services. IntegraMed also offers treatment-financing programs for self-pay patients.
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IntegraMed's fertility network is the nations largest fertility network, comprised of 39 contracted centers with over 100 locations in 34 states and the District of Columbia. Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice. The IntegraMed Vein Clinic operating as Vein Clinics of America, is the leading provider of treatments for vein-related disease in the US, operating 34 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:

                           www.integramed.com for investor background,
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                           www.integramedfertility.com for fertility, or
                           ---------------------------
                           www.veinclinics.com for vein care
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Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, including larger-scale acquisitions; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of January 8, 2010, and IntegraMed undertakes no duty to update this information.

Investors:                                       Media/Investors:
John W. Hlywak, Jr., EVP and CFO                 Norberto Aja, David Collins
IntegraMed America, Inc.                         Jaffoni & Collins Incorporated
jhlywak@integramed.com                           inmd@jcir.com
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914-251-4143                                     212-835-8500